EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statement on Form S-3 ASR (No. 333-166566) of The Jones Group Inc. of our report dated April 1, 2010, with respect to the consolidated financial statements of Stuart Weitzman Holdings, LLC and Subsidiaries as of and for the year ended January 2, 2010, which report is included in the Form 8-K/A of The Jones Group Inc. dated July 29, 2010. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.
/s/ J.H. Cohn LLP
Roseland, New Jersey
February 28, 2011